EX-35.1
SERVICER COMPLIANCE STATEMENT

(Macros/BLS Servicer)


Wells Fargo Bank, National Association,
as Master Servicer
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Master Servicing Department

Bayview Financial, L.P.
4425 Ponce de Leon Boulevard, 4th Floor
Coral Gables, Florida 33146
Attention: Tom Carr, Esq.

Reference is hereby made to the servicing agreements (as amended from time to time, each, an "Agreement") listed on Exhibit A attached hereto and entered into by Bayview Loan Servicing, LLC, in its own right, or as successor in interest to Interbay Funding, LLC, in its capacity as servicer (the "Servicer"). The undersigned, a duly authorized officer of the Servicer, hereby certifies to Wells Fargo Bank, National Association, as master servicer, and to Bayview Financial, L.P. (formerly known as Bayview Financial Trading Group, L.P.) ("Bayview") that: (x) a review of the activities of the Servicer during the calendar year ended December 31, 2007 and of performance under each Agreement has been made under his supervision, and (y) to the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under each Agreement throughout the calendar year ended December 31, 2007.

Very truly yours,

BAYVIEW LOAN SERVICING, LLC

By: /s/ Matthew Sovic
Name:  Matthew Sovic
Title: Senior Vice President

Date: March 5, 2008


(page)


EXHIBIT A


1. Servicing Agreement by and between Bayview and the Servicer, dated as of April 1, 2007 (2007-A).

2. Servicing Agreement by and between Bayview and the Servicer, dated as of July 1, 2007 (2007-B).


246786 BLS/ILS Servicer Compliance Statement
(2007)